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                      FIRST INDUSTRIAL REALTY TRUST, INC.
                            311 South  Wacker Drive
                                   Suite 4000
                           Chicago, Illinois    60606
                                ________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                ________________

                           TO BE HELD ON MAY 14, 1998

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of First Industrial Realty Trust, Inc. (the "Company") will be held on Thursday, May 14, 1998 at 9:00 a.m. at the Sears Tower Conference Center, Lincoln Room, 233 South Wacker Drive, 33rd Floor, Chicago, Illinois 60606 for the following purposes:

     1. To elect three Class I directors of the Company to serve until the 2001 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

     2. To ratify the Board of Directors' selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1998; and

     3. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

     Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

     The Board of Directors has fixed the close of business on March 13, 1998 as the record date for the Annual Meeting. Only stockholders of record of the Company's common stock, $.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

     You are requested to fill in and sign the enclosed Proxy Card, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

                                By Order of the Board of Directors


Chicago, Illinois               Michael J. Havala
April 9, 1998                   Secretary


     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.



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                      FIRST INDUSTRIAL REALTY TRUST, INC.
                            311 South  Wacker Drive
                                   Suite 4000
                           Chicago, Illinois    60606
                                ________________

                                PROXY STATEMENT
                                ________________

                  FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 14, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Industrial Realty Trust, Inc. (the "Company") for use at the 1998 Annual Meeting of Stockholders of the Company to be held on Thursday, May 14, 1998, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to vote on the election of three Class I directors of the Company, to ratify the Board of Directors' selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the current fiscal year and to act on any other matters properly brought before them.

     This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April 9, 1998.
The Board of Directors has fixed the close of business on March 13, 1998 as the record date for the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 36,551,087 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them on each matter presented to the Stockholders at the Annual Meeting.

     STOCKHOLDERS OF THE COMPANY ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY CARD RECEIVED PRIOR TO THE VOTE AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING AS DIRECTED ON THE PROXY CARD. IF A PROPERLY EXECUTED PROXY CARD IS SUBMITTED AND NO INSTRUCTIONS ARE GIVEN, THE PERSONS DESIGNATED AS PROXY HOLDERS ON THE PROXY CARD WILL VOTE (I) FOR THE ELECTION OF THE THREE NOMINEES FOR CLASS I DIRECTORS OF THE COMPANY NAMED IN THIS PROXY STATEMENT, (II) FOR THE RATIFICATION OF THE BOARD OF DIRECTORS' SELECTION OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR AND
(III) IN THEIR OWN DISCRETION WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE STOCKHOLDERS AT THE ANNUAL MEETING OR AT ANY ADJOURNMENTS OR POSTPONEMENTS





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THEREOF.  IT IS NOT ANTICIPATED THAT ANY MATTERS OTHER THAN THOSE SET FORTH IN
THE PROXY STATEMENT WILL BE PRESENTED AT THE ANNUAL MEETING.


     The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a majority of the votes cast with a quorum present at the Annual Meeting is required for the election of Class I directors and the ratification of the selection of the Company's auditors. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the majority vote required.

     A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

     The Company's 1997 Annual Report, including financial statements for the fiscal year ended December 31, 1997, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material.

                               PROPOSAL I

                      ELECTION OF A CLASS OF DIRECTORS

     Pursuant to the Articles of Amendment and Restatement of the Company (the "Articles"), the maximum number of members allowed to serve on the Company's Board of Directors is twelve (12). Currently, the Board of Directors of the Company consists of nine members and is divided into three classes, with the directors in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each annual meeting of stockholders.

     At the Annual Meeting, three directors will be elected to serve until the 2001 annual meeting of stockholders and until their successors are duly elected and qualified. The Board of Directors has nominated Jay H. Shidler, John L. Lesher, and J. Steven Wilson to serve as Class I directors (the "Nominees"). Each of the Nominees is currently serving as a Class I director of the Company and has consented to be named as a nominee in this Proxy Statement. The Board of Directors anticipates that each of the Nominees will serve as a director if elected. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will vote for the election of such other person or persons as the Board of Directors may recommend.

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     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES.

INFORMATION REGARDING NOMINEES AND DIRECTORS

     The following biographical descriptions set forth certain information with respect to the three Nominees for election as Class I directors at the Annual Meeting, the continuing directors whose terms expire at the annual meetings of stockholders in 1999 and 2000 and certain executive officers, based on information furnished to the Company by such persons. The following information is as of March 13, 1998, unless otherwise specified.

CLASS I NOMINEES FOR ELECTION AT 1998 ANNUAL MEETING - TERM TO EXPIRE IN 2001

JAY H. SHIDLER                                              Director since 1993

     Mr. Shidler, 51, has been Chairman of the Board of Directors since the formation of the Company in August 1993. He is the founder and managing partner of The Shidler Group. A nationally acknowledged expert in the field of real estate investment and finance, Mr. Shidler has over 25 years of experience in real estate investment and has acquired and managed properties involving several billion dollars in aggregate value. Since 1970, Mr. Shidler has been directly involved in the acquisition and management of over 1,000 properties in 40 states and Canada. Mr. Shidler is the Chairman of the Board of Directors of Corporate Office Properties Trust, Inc. Mr. Shidler is also a founder and Chairman of the Board of Directors of CGA Group, Ltd., a holding company whose subsidiary is a AAA-rated financial guarantor based in Bermuda. He serves on the boards of directors of several private companies and is active as a trustee of several charitable organizations, including The Shidler Family Foundation. Mr. Shidler is a member of the Urban Land Institute and the National Association of Real Estate Investment Trusts ("NAREIT").

JOHN L. LESHER                                              Director since 1994

     Mr. Lesher, 64, has been a director of the Company since June 1994. Mr. Lesher was President of Resource Evaluation, Inc., a consulting firm specializing in working capital management, from 1994 to July 1997, at which time he became the Chairman. He is a director of REL Consultancy Group, the parent of Resource Evaluation, Inc., and a director of The Sound Shore Fund. From 1990 to 1993, he was a Managing Director of Korn/Ferry International, an executive recruiting organization. From 1985 to 1989, he was Vice President of the New York financial services practice of Cresap, McCormick & Paget, a management consulting organization; President of Home Group Financial Services, a subsidiary of Home Insurance Company; and President of Mars & Company, an international strategic planning




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     and consulting firm.  Prior to 1985, he served for 24 years in various capacities at Booz, Allen & Hamilton, including from 1976 to 1985 as its President.


J. STEVEN WILSON                                            Director since 1994

     Mr. Wilson, 54, has been a director of the Company since June 1994. Since 1991, Mr. Wilson has been Chairman of the Board of Directors, President and Chief Executive Officer and a director of Wickes Inc., which is one of the largest lumber yard chains in the United States. Since 1985, Mr. Wilson has been President, Chief Executive Officer and a director of Riverside Group, Inc., an insurance holding company with operations in real estate and mortgage banking. He is also a director of Atlantic Group, Inc., a supplier of building materials, a director of Circle Investors, Inc., and President and Chief Executive Officer of Wilson Financial Corp., a real estate and investment firm.



           CLASS II CONTINUING DIRECTORS - TERM TO EXPIRE IN 1999

MICHAEL G. DAMONE                                            Director since 1994

     Mr. Damone, 63, is Director of Strategic Planning for the Company and has been a director of the Company since June 1994. Between 1973 and 1994, Mr. Damone was Chief Executive Officer of Damone/Andrew, a full service real estate organization, which developed several million square feet of industrial, warehouse, distribution and research and development buildings. Prior to co-founding Damone/Andrew in 1973, Mr. Damone was for over six years the executive vice president of a privately-held, Michigan based real estate development and construction company, where he was responsible for the development of industrial business parks. His professional affiliations include the Society of Industrial and Office Realtors, the National Association of Realtors, the Michigan Association of Realtors and the South Oakland County Board of Realtors.

KEVIN W. LYNCH                                               Director since 1994

     Mr. Lynch, 45, has been a director of the Company since June 1994. Mr. Lynch is the co-founder and Principal of The Townsend Group ("Townsend"), an institutional real estate consulting firm, which provides real estate consulting for pension funds and institutional investors. In his capacity as Principal, Mr. Lynch is responsible for strategic development and implementation of client real estate portfolios. Mr. Lynch is also responsible for new product development. Prior to founding Townsend, Mr. Lynch was associated with Stonehenge Capital Corporation, where he was involved in the acquisition of institutional real estate properties and the structuring of institutional real estate transactions. Since 1996, Mr. Lynch has served on the Board of Directors for Lexington Corporate Properties. He is a member of the National Real Estate Advisory Board for the Real Estate Center at New York University,


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     the National Council of Real Estate Investment Fiduciaries, the Pension
     Real Estate Association, the American Society for Real Estate Research, the Urban Land Institute and NAREIT.

MICHAEL W. BRENNAN                                           Director since 1996

     Mr. Brennan, 41, has been a director since March 1996. He has been Chief Operating Officer of the Company since December 1995, prior to which time he was Senior Vice President--Asset Management of the Company since April 1994. He was a partner of The Shidler Group between 1988 and 1994 and the President of the Brennan/Tomasz/Shidler Investment Corporation and was in charge of asset management, leasing, project finance, accounting and treasury functions for The Shidler Group's Chicago operations. Between 1986 and 1988, Mr. Brennan served as The Shidler Group's principal acquisition executive in Chicago. Prior to joining The Shidler Group, Mr. Brennan was an investment specialist with CB Commercial (formerly Coldwell Banker). His professional affiliations include the Urban Land Institute, the National Association of Industrial and Office Properties ("NAIOP"), NAREIT, National Association of Manufacturers, the Council for Logistic Management and the Chicago Union League Club Real Estate Group.


            CLASS III CONTINUING DIRECTORS - TERM TO EXPIRE IN 2000

JOHN RAU                                                     Director since 1994

     Mr. Rau, 49, has been a director of the Company since June 1994. Mr. Rau is President and Chief Executive Officer of Chicago Title and Trust Co. and Chicago Title Insurance Co., and President and Chief Executive Officer of Ticor Title Insurance Co. and Security Union Title Insurance Co., both companies being subsidiaries of Chicago Title and Trust Co. Mr. Rau is a member of the combined Board of Directors of Chicago Title and Trust Co. and Chicago Title Insurance Co., as well as Chairman of the Board of Directors of Ticor Title Insurance Co. and Security Union Title Insurance Co. He is also a Director of LaSalle National Bank, Borg-Warner Automotive, Inc. and Nicor Inc., and is a member of the Board of Overseers of the CARE Foundation. From July 1993 until November 1996, Mr. Rau was Dean of the Indiana University School of Business. From 1991 to 1993, Mr. Rau served as Chairman of the Illinois Economic Development Board and as special advisor to Illinois Governor James Edgar. From 1990 to 1993, he was Chairman of the Banking Research Center Board of Advisors and a Visiting Scholar at Northwestern University's J.L. Kellogg Graduate School of Management. During that time he also served as Special Consultant to McKinsey & Company, a worldwide strategic consulting firm. From 1989 to 1991, Mr. Rau served as President and Chief Executive Officer of LaSalle National Bank. From 1979 to 1989, he was associated with The Exchange National Bank, serving as President from 1983 to 1989, at which time The Exchange National Bank merged with LaSalle National Bank. Prior to 1979, he was associated with

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   First National Bank of Chicago.  Mr. Rau also served as Chairman of the Board of Trustees of the CARE Foundation.

ROBERT J. SLATER                                             Director since 1994

     Mr. Slater, 60, has been a director of the Company since June 1994. Since 1985, Mr. Slater has been President of Jackson Consulting, Inc., a private consulting company specializing in advising basic industries. Mr. Slater is presently a director of Southdown, Inc., a major cement and cement product manufacturing company.

MICHAEL T. TOMASZ                                            Director since 1994

     Mr. Tomasz, 55, has been President, Chief Executive Officer and a director of the Company since April 1994. He joined The Shidler Group in 1986, where he was managing partner of the Chicago office and was involved in the acquisition, financing, leasing, managing and disposition of several hundred million dollars of commercial property. Prior to joining The Shidler Group, Mr. Tomasz was a commercial real estate broker with CB Commercial from 1974 to 1985, in which capacity he was involved in the sale and leasing of several hundred million dollars of industrial property. In 1979, Mr. Tomasz was named the "Commercial Salesperson of the Year" by the Chicago Real Estate Board and, in 1996, he was named "Industrial Property Executive of the Year" by Commercial Property News. His professional affiliations include the Society of Industrial and Office Realtors, the Urban Land Institute, the Association of Industrial Real Estate Brokers and NAREIT.

                   EXECUTIVE OFFICERS AND OTHER SENIOR MANAGEMENT

MICHAEL J. HAVALA

     Mr. Havala, 38, has been Chief Financial Officer, Treasurer and Secretary of the Company since April 1994. He joined The Shidler Group in 1989, and was Chief Financial Officer for The Shidler Group's midwest region with responsibility for accounting, finance and treasury functions. With The Shidler Group, Mr. Havala structured joint ventures, obtained and refinanced project financing, developed and implemented management information systems and coordinated all financial aspects of a several million square foot portfolio located in various states throughout the Midwest. Prior to joining The Shidler Group, Mr. Havala was a Senior Tax Consultant with Arthur Andersen & Company, where he specialized in real estate, banking and corporate finance. Mr. Havala is a certified public accountant. His professional affiliations include NAREIT, NAIOP and the Illinois CPA Society.


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GARY H. HEIGL

     Mr. Heigl, 42, has been Senior Vice President--Capital Markets of the Company since January 1996. Over the last 20 years, Mr. Heigl has specialized in commercial real estate finance. During 1994 and 1995, Mr. Heigl was Senior Vice President--Director of New Business Development for ITT Real Estate Services, Inc. From 1991 through 1993, he operated his
     own real estate consulting firm.   From 1984 through 1990, Mr. Heigl
     served in various project finance capacities at VMS Realty Partners culminating as Senior Vice President--Finance and Dispositions. Prior to 1984, he served in lending officer positions for the commercial real estate groups of ITT Financial and Aid Association for Lutherans. Mr. Heigl's professional affiliations include the Urban Land Institute and NAREIT.

JOHANNSON L. YAP

     Mr. Yap, 35, has been the Chief Investment Officer of the Company since February 1997. From April 1994 to February 1997, he was Senior Vice President--Acquisitions of the Company. During this time, he oversaw and implemented the Company's investment strategy and initiatives. In addition to participating in over one billion dollars of investment volume, Mr. Yap has extensive experience in entity acquisitions using the UPREIT structure. Prior to joining the Company, Mr. Yap joined the Shidler Group in 1988 as an acquisitions associate, and became Vice President in 1991, with responsibility for acquisitions, property management, leasing, project financing, sales and construction management functions. Between 1988 and 1994, he participated in the acquisition, underwriting and due diligence of several hundred million dollars of commercial properties. His professional affiliations include the Urban Land Institute, the Chicago Real Estate Council, NAREIT, NAIOP and the Real Estate Investment Advisory Council.

ANTHONY MUSCATELLO

     Mr. Muscatello, 49, has been the senior officer of the Company in charge of development activities, as President of FI Development Services Corporation, since September 1996, prior to which he had served as a Senior Regional Director for Pennsylvania, Nashville and Atlanta since June 1994. Over the last 25 years, he has been responsible for the leasing, management and/or development of several million square feet of office, industrial and residential real estate. From 1987 to 1994, he served as Managing General Partner of the central Pennsylvania operations of Rouse & Associates, where he was responsible for day-to-day operations, including profit and loss, marketing, leasing, acquisition, financing, construction and asset management functions. From 1982 to 1987, he served in various capacities with Rouse & Associates. From 1969 to 1982, Mr. Muscatello worked for several real estate development firms, where his responsibilities included land acquisition, market analysis and


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     marketing, sales, financing and construction of single family and multi-family homes. He is an active member in NAIOP and the Industrial Real Estate Brokers of Metropolitan New York.

JAN A. BURMAN

     Mr. Burman, 46, has been a Senior Regional Director of the Company for Long Island and northern New Jersey since January 1997. He oversees acquisitions, developments, asset management and lease negotiations for a several million square foot portfolio in his region. Mr. Burman has 19 years of experience in real estate executive management. Prior to joining the Company, he was a partner and president of Lazarus Burman Associates, a full service real estate company with in-house leasing, management, construction and design capabilities that First Industrial acquired through an UPREIT transaction in January 1997. Under Mr. Burman's leadership, Lazarus Burman Associates tripled in size and dramatically expanded the scope of its activities and operations. Before joining Lazarus Burman Associates, Mr. Burman began his career as a certified public accountant working in the tax and audit departments of Touche Ross & Co. He is president of the Association for a Better Long Island and a member of Syracuse University's School of Management Corporate Advisory Council.

J. CRAIG COSGROVE

     Mr. Cosgrove, 36, has been a Senior Regional Director of the Company for Pennsylvania and Georgia since December 1997. Mr. Cosgrove joined the Company in 1994 as a Regional Director, upon the Company's acquisition of Rouse & Associates through an UPREIT transaction. From 1991 to 1994, Mr. Cosgrove was an asset manager with Rouse & Associates, where he was responsible for managing and leasing Rouse & Associates' industrial real estate portfolio. Mr. Cosgrove's professional affiliations include the Building Owners and Managers Association (BOMA) and NAIOP. He is also chairperson for Project Mercy's Advisory Board.

DAVID F. DRAFT

     Mr. Draft, 46, has been a Senior Regional Director of the Company for the Michigan and Northern Ohio regions since March 1996. He oversees acquisitions, developments, construction, asset management and lease negotiations for the several million square foot regional portfolio. He has 24 years experience in real estate brokerage, sales, leasing and asset management. Between 1994 and March 1996, Mr. Draft was Co-Founder and Principal of Draft & Gantos Properties, L.L.C., where he was responsible for real estate management, construction and development. From 1990 to 1994, Mr. Draft was Director of Development and Operations for Robert Grooters Development Company where he was responsible for land acquisitions, development project planning, financing and construction of industrial property. From 1977 to 1990, he was with First Real Estate, Inc. serving in the capacity of chief


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     operating officer.  Mr. Draft is a licensed real estate broker and a member of the National Association of Realtors and the Michigan Association of Realtors.

TIMOTHY GALLAGHER

     Mr. Gallagher, 47, has been a Senior Regional Director of the Company for the Midwest region, which includes Chicago, St. Louis, Des Moines and Milwaukee, since April 1997. He oversees acquisitions, sales, construction, asset management and lease negotiations for a several million square foot regional portfolio. Mr. Gallagher has 24 years of corporate experience and has been involved in industrial real estate leasing, buying, selling, development and tenant representation for the last 18 years of his career. Prior to joining the Company, Mr. Gallagher was Executive Vice President and a Principal and Director of Hiffman Shaffer Associates, Inc., from 1994 to April 1997. From 1985 to 1994, he was President of Darwin Realty and Development Corp. Mr. Gallagher is a past member of the Board of Directors of the Association of Industrial Real Estate Brokers and is an active member of the Society of Industrial and Office Realtors.

DUANE H. LUND

     Mr. Lund, 34, has been a Senior Regional Director of the Company since April 1994 and is responsible for the Minneapolis, St. Paul, Denver, Phoenix and Salt Lake City regions. In 1989, he joined The Shidler Group's Minneapolis office, where he was involved in coordinating the underwriting and due diligence for the acquisition of several hundred million dollars of commercial property. In 1991 and 1992, Mr. Lund served as Senior Vice President of Asset Management, where he oversaw the management and leasing of a real estate portfolio of three million square feet located in four states. Prior to joining The Shidler Group's Minneapolis office, Mr. Lund was a tax consultant with Peat Marwick Main & Company from 1986 to 1988. He is a certified public accountant. His professional affiliations include NAREIT, NAIOP, the Minneapolis Area Association of Realtors and the Urban Land Institute. He is also on the Board of Directors of the Wisconsin Real Estate Alumni Association and the KPMG Peat Marwick Alumni Association, and serves on advisory boards for the Minnesota Real Estate Journal and Midwest Real Estate News.

PETER F. MURPHY

     Mr. Murphy, 32, has been a Senior Regional Director of the Company for Indiana and Ohio since March 1996. Between 1991 and March 1996, Mr. Murphy was a Vice President of First Highland Management and Development Corporation where he was responsible for the acquisition, development, management and leasing activities for a portfolio of properties consisting of several million square feet in Indiana and Ohio. Mr. Murphy is a member of the Indianapolis Economic Development Commission.


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SCOTT P. SEALY, SR.

     Mr. Sealy, 51, has been a Senior Regional Director of the Company for Texas, Louisiana, Oklahoma, Mississippi and Florida since December 1997. In 1968, Mr. Sealy joined The Sealy Companies where, serving in several capacities, including Chairman of the Board and President from 1990 to 1997, he was responsible for The Sealy Companies' real estate portfolio management, financial management and selling and leasing activities. Mr. Sealy has been active with the Shreveport Chamber of Commerce, the Greater Shreveport Economic Development Foundation and the Louisiana Realtor Association and is a member of the Board of Directors of Industrial and Office Realtors.

DONALD C. THOMPSON

     Mr. Thompson, 54, has been a Senior Regional Director of the Company for the Tampa Bay area, Orlando and Southwest Florida since December 1997. In 1980, Mr. Thompson founded Thompson-Rubin Associates (predecessor to Thompson-Kirk Properties), where, serving as Managing General Partner, he was responsible for real estate design, development, building, leasing, management and acquisition in the Southeastern United States. Mr. Thompson is a member of the Committee of 100 of the Greater Tampa Chamber of Commerce and NAIOP.


THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Company is currently managed by a nine member Board of Directors, a majority of whom are independent of both The Shidler Group and the Company's management. The current independent directors are Messrs. Lesher, Wilson, Lynch, Rau and Slater. Pursuant to the terms of the Company's Articles, the directors are divided into three classes. Class I directors hold office for a term expiring at this Annual Meeting. Class II directors hold office for a term expiring at the Annual Meeting of Stockholders to be held in 1999. Class III directors hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2000. Each director will hold office for the term to which he is elected and until his successor is duly elected and qualified. At each Annual Meeting of Stockholders, the successors to the class of directors whose terms expire at that meeting will be elected to hold office for a term continuing until the annual meeting of stockholders held in the third year following the year of their election and the election and qualification of their successors.

     The Board of Directors held seven meetings during the fiscal year of 1997. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and of the respective committees of the Board of Directors of which he was a member.

     The Board of Directors has appointed an Audit Committee, a Compensation Committee, an Investment Committee and a Nominating Committee.

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     Audit Committee.  The Audit Committee, which consists of Messrs. Rau,
Lynch and Wilson, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met two times in 1997.

     Compensation Committee. The Compensation Committee, which consists of Messrs. Slater and Lesher, makes recommendations and exercises all powers of the Board of Directors in connection with certain compensation matters, including incentive compensation and benefit plans. The Compensation Committee administers, and has authority to grant awards under, the First Industrial Realty Trust, Inc. 1994 Stock Incentive Plan (the "1994 Stock Plan"), the First Industrial Realty Trust, Inc. 1997 Stock Incentive Plan (the "1997 Stock Plan") and the First Industrial Realty Trust, Inc. Deferred Income Plan (the "Deferred Income Plan"). The Compensation Committee met six times in 1997.

     Investment Committee. The Investment Committee, which consists of Messrs. Shidler, Tomasz, Brennan and Damone, provides oversight and discipline to the acquisition and new investment process. New investment opportunities are described in written reports based on detailed research and analyses in a standardized format applying appropriate underwriting criteria. The Investment Committee meets with the Company's acquisition personnel, reviews each submission thoroughly and approves acquisitions and development projects having a total investment of less than $30 million. The Investment Committee makes a formal recommendation to the Board of Directors for all acquisitions and development projects with a total investment in excess of $30 million. The Investment Committee met 18 times during 1997.

     Nominating Committee. The Nominating Committee proposes individuals for election as directors at the Annual Meeting of Stockholders of the Company and in connection with any vacancy that may develop on the Board of Directors. The Board of Directors, in turn, as a whole by a majority vote either approves all of the nominations so proposed by the Nominating Committee or rejects all of the nominations in whole, but not in part. In the event that the Board of Directors as a whole by a majority vote rejects the proposed nominations, the Nominating Committee develops a new proposal. The Nominating Committee will consider nominees recommended by stockholders of the Company. Such recommendations shall be submitted in writing to the Secretary of the Company. The membership of the Nominating Committee consists of a total of four directors which includes (i) the Chairman of the Board of the Company, (ii) the President of the Company, and (iii) two other directors selected by the entire Board of Directors of the Company from among those directors who are not officers of the Company and whose term is not expiring in the calendar year that the Nominating Committee is making its proposal. The Nominating Committee that made the proposals approved by the Board of Directors and set forth in this Proxy Statement consisted of Messrs. Shidler, Tomasz, Rau and Slater. The Nominating Committee met once in March 1998 to determine its nominations for this Proxy Statement.

DIRECTOR COMPENSATION

     Directors of the Company who are also employees receive no additional compensation for their services as a director. Non-employee directors of the Company receive an annual director's fee equivalent in value to $20,000. At least 50% of the value of such fee must be taken in the form of Restricted Stock. Each non-employee director also receives $1,000 for each regular quarterly meeting of the Board of Directors attended, $1,000 for each special meeting of the Board attended, $1,000 for each substantive special telephonic Board meeting participated in and $1,000 for each committee meeting attended. Following the Annual Meeting of Stockholders held in 1997, each of the Company's non-employee directors received options under the 1997 Stock Plan to purchase 10,000 shares at the market price of the shares on the date of grant. Such options granted to non-employee directors vest one year after the date of grant. Following this Annual Meeting the Company intends to grant 10,000 options under the 1997 Stock Plan to each of the Company's non-employee directors. Such options will be granted at the market price of the shares on the date of grant and will vest one year after the date of grant.

                             EXECUTIVE COMPENSATION

     The following table sets forth the aggregate compensation, including cash compensation and option awards, paid by the Company with respect to the fiscal years ended December 31, 1995, 1996 and 1997 to the Company's Chief Executive Officer and the five other most highly compensated executive officers of the Company (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                      Long Term
                                                                     Compensation
                                                                                   Shares        All Other
Name and                         Annual                 Restricted Stock         Underlying     Compensation
Principal Position        Year  Salary($)  Bonus($)(1)  Awards($)(2)             Options(#)       ($)(5)
------------------        ----  ---------  -----------  --------------------  ----------------  ------------
Michael T. Tomasz         1997   $300,000     $450,000              $222,656           300,000(4)      $128,608
President and             1996    250,000      375,000               249,037            90,000(3)        51,136
Chief Executive Officer   1995    200,000      290,000                    --            70,000(3)        11,924

Michael W. Brennan        1997   $225,000     $337,500              $178,125           250,000(4)       $59,112
Chief Operating Officer   1996    190,000      285,000               200,366            65,000(3)        19,148
                          1995    145,000      155,000                    --            30,000(3)         1,717

Michael J. Havala         1997   $195,000     $292,500              $142,500           180,000(4)       $52,511
Chief Financial           1996    175,000      236,241               154,135            44,000(3)        17,529
Officer, Treasurer and    1995    145,000      109,000                    --            30,000(3)         2,032
Secretary


Gary H. Heigl             1997   $185,000     $277,500              $142,500           180,000(4)       $38,157
Senior Vice President,    1996    150,000      184,375               129,115            62,000(3)        10,030
Capital Markets

Johannson L. Yap          1997   $150,000     $300,000              $199,500           225,000(4)       $38,157
Chief Investment Officer  1996    140,000      238,510               144,139            42,500(3)        10,432
                          1995    100,000      100,000                    --            20,000(3)           263


Anthony Muscatello        1997   $165,000     $300,000              $124,688           200,000(4)       $37,489
President of FI           1996    125,000      209,250                89,250            30,000(3)        14,688
Development Services      1995    100,000      125,000                    --            20,000(3)         3,687
Corporation

---------------
(1) Amounts for 1995 represent bonuses awarded in February 1996 based on performance for the year ended December 31, 1995. Amounts for 1996 represent bonuses awarded in February 1997 based on performance for the year ended December 31, 1996 and include bonus amounts awarded in 1996 in conjunction with the Company's profitability incentive plan. Amounts for 1997 represent bonuses awarded in February 1998 based on performance for the year ended December 31, 1997.
(2) Amounts for 1996 represent restricted Common Stock awarded (but not issued until September 1997) in February 1997 as part of the annual bonus with respect to 1996 performance. Amounts for 1997 represent restricted Common Stock awarded in February 1998 as part of the annual bonus with respect to 1997 performance. The dollar amount shown is approximately equal to the product of the number of shares of restricted Common Stock granted multiplied by the closing price of the Common Stock as reported by the New York Stock Exchange on the date of grant ($29.75 on February 14, 1997 for 1996 amounts; $35.625 on February 18, 1998 for 1997 amounts). This valuation does not take into account any diminution in value which results from the restrictions applicable to such Common Stock. From and after the date of issuance, holders of the restricted Common Stock will be entitled to vote such Common Stock and receive dividends at the same rate applicable to unrestricted shares of Common Stock; however, with respect to the restricted Common Stock awarded from time to time in 1997, but issued in September and October 1997, the Named Executive Officers earned amounts equal to the dividends that would have been payable if such restricted Common Stock had been issued when dividends thereon were first payable (such amounts equalled as follows: Mr. Tomasz - $8,455, Mr. Brennan - $6,802, Mr. Havala - $5,232, Mr. Heigl - $8,929, Mr. Yap -
     $4,893 and Mr. Muscatello - $3,030). The total number of shares, and the value, of restricted Common Stock awarded to each Named Executive Officer as of December 31, 1997 is as follows: Mr. Tomasz - 8,371 shares ($302,402), Mr. Brennan - 6,735 shares ($243,302), Mr. Havala - 5,181 shares ($187,164), Mr. Heigl - 8,840 shares ($319,389), Mr. Yap - 4,845 shares ($175,026) and Mr. Muscatello - 3,000 shares ($108,390).
(3) Amounts for 1995 represent options granted on July 17, 1995 under the 1994 Stock Plan at an exercise price equal to $20.25 per share. These options vested in two equal installments on the six-month and first year anniversary of the date of grant. Amounts for 1996 represent (a) an aggregate of 98,500 options granted on July 11, 1996 under the 1994 Stock Plan at an exercise price equal to $22.75 per share, (b) an aggregate of 215,000 options granted to the Named Executive Officers on May 13, 1997 under the 1994 and 1997 Stock Plans at an exercise price equal to $30.38 per share and (c) 20,000 options granted to Mr. Heigl on July 10, 1997 under the 1997 Stock Plan at an exercise price equal to $28.50 per share. These options vest in two equal installments on the six-month and first year anniversary of the date of grant.
(4) Amounts for 1997 represent options granted under the 1997 Stock Plan on January 2, 1998 at an exercise price equal to $35.8125 per share and which vest primarily in accordance with certain performance measures established by the Compensation Committee.
(5) Includes premiums paid by the Company on term life insurance for the benefit of the Named Executive Officers. Amounts reported for 1996 also include benefits accrued on units awarded in 1996 to the Named Executive Officers under the Deferred Income Plan. Generally, amounts accrued under the Deferred Income Plan vest in equal quarterly installments over three years and are paid out (in cash or Common Stock at the discretion of the Compensation Committee) in three annual installments, commencing on the January 31st after the date of grant. Amounts accrued under the Deferred Income Plan to each Named Executive Officer in 1996 were used to acquire Common Stock having an aggregate value to each such officer as follows:
     Mr. Tomasz - $34,971, Mr. Brennan - $16,173, Mr. Havala - $14,974, Mr.
     Heigl - $10,030, Mr. Yap - $9,861 and Mr. Muscatello - $10,646. Amounts accrued under the Deferred Income Plan to each Named Executive Officer in 1997 were used to acquire Common Stock having an aggregate value to each such officer as follows: Mr. Tomasz - $112,443, Mr. Brennan - $56,137, Mr. Havala - $49,956, Mr. Heigl - $37,424, Mr. Yap - $37,424 and Mr.
     Muscatello - $33,303.

OPTION GRANTS AND EXERCISES

     Option Grants. The following table sets forth the options granted in the fiscal year ended December 31, 1997 to the Named Executive Officers.

                             OPTION GRANTS IN 1997


                                   Individual Grants
                    -------------------------------------------------
                                Percent of
                    Number of  Total Options
                     Options     Granted to    Exercise or                Total Present
                     Granted    Employees in   Base Price   Expiration    Value as of
Name                 (#)(1)      1997 (%)(2)    ($/sh)(3)    Date(s)      Grant Date(4)
----                ----------  ------------  -----------   ----------  ------------------
Michael T. Tomasz    60,000             12.5       $30.38   5/13/07            $163,800
Michael W. Brennan   45,000              9.4        30.38   5/13/07             122,850
Michael J. Havala    30,000              6.2        30.38   5/13/07              81,900
Gary  H. Heigl       50,000             10.4          (5)     (5)                   (5)
Johannson L. Yap     30,000              6.2        30.38   5/13/07              81,900
Anthony Muscatello   20,000              4.2        30.38   5/13/07              54,600

---------------
(1) Represents an aggregate of 215,000 options granted on May 13, 1997 to the Named Executive Officers and an additional 20,000 options granted to Mr. Heigl on July 10, 1997. Of such options, 90,000 were granted under the 1994 Stock Plan and the balance were granted under the 1997 Stock Plan. All of such options vest in two equal installments on the six-month and first year anniversary of the date of grant.
(2) Percentages do not take into account 60,000 options in the aggregate granted to non-employee Directors of the Company.
(3) The $30.38 exercise price reported represents the closing price per share as reported on the New York Stock Exchange on May 13, 1997.
(4) Based on the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, that the named officer may receive will depend on the excess of the stock price at the time of exercise over the exercise or base price on the date the option is exercised. There is no assurance that the value realized by the named officer will be at or near the value estimated by the Black-Scholes model. The estimated values under the model are based on certain assumptions, such as interest rates, stock price volatility and future dividend yields.
(5) Mr. Heigl received a grant of 30,000 options on May 13, 1997 which expire on May 13, 2007, have an exercise price of $30.38 (see footnote 3 above) and had a total present value as of the grant date of $81,900. Mr. Heigl received a second grant of 20,000 options on July 10, 1997 which expire on July 10, 2007, have an exercise price of $28.50 (representing the closing price per share as reported on the New York Stock Exchange on July 10,
     1997) and had a total present value as of the grant date of $48,200.

     Option Exercises and Year-End Holdings. No options were exercised in 1997 by the Named Executive Officers. During such period an aggregate of 142,000 vested options were converted into restricted Common Stock by certain of the Named Executive Officers. The following table sets forth the value of options held at the end of 1997 by the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997
                     AND FISCAL YEAR-END 1997 OPTION VALUES


                                                     Number of Securities Underlying       Value of Unexercised
                                                          Unexercised Options             In-the-Money Options at
                          Shares                          at Fiscal Year-End (#)            December 31, 1997(2)
                         Acquired on      Value      ------------------------------    ----------------------------
Name                   Exercise(#)(1)  Realized ($)  Exercisable      Unexercisable    Exercisable    Unexercisable
----                   --------------  ------------  ------------------------------    ----------------------------
Michael T. Tomasz            0             0               212,000       30,000            $2,607,410      $172,500
Michael W. Brennan           0             0                97,500       22,500             1,140,375       129,375
Michael J. Havala            0             0               102,000       15,000             1,244,310        86,250
Gary H. Heigl                0             0                47,000       15,000               399,410        86,250
Johannson L. Yap             0             0                67,500       15,000               791,200        86,250
Anthony Muscatello           0             0                70,000       10,000               887,800        57,500

(1)  No options were exercised in 1997 by the Named Executive Officers.
     During such period, certain of the Named Executive Officers converted an aggregate of 142,000 vested options into restricted Common Stock. The number of shares of restricted Common Stock received by each Named Executive Officer in 1997 as a result of such conversion were as follows:
     Mr. Tomasz - 17,220, Mr. Brennan - 15,212, Mr. Havala - 10,786 and Mr.
     Yap - 4,451.
(2) Based on the closing price per share of Common Stock as reported on the New York Stock Exchange on December 31, 1997 ($36.13).

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (as amended, the "Exchange Act") requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and "greater than ten-percent" stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms so filed.

     Based solely on review of the copies of such forms furnished to the Company for 1997, all Section 16(a) filing requirements applicable to the Company's officers, directors and "greater than ten-percent" stockholders were complied with, except that (i) Michael Damone filed one Form 4 late with respect to a transaction in April 1997, (ii) Michael Tomasz filed one Form 4 late with respect to a transaction in July 1997 and (iii) each of Steven Wilson, John Lesher and Peter Murphy filed one Form 4 late with respect to a transaction in September 1997. In April 1998, each of Michael Brennan and Johannson Yap filed one Form 4 late with respect to transactions in October 1994 and July 1995.

EMPLOYMENT AGREEMENTS

     In December 1996, the Company entered into a written employment agreement with Michael T. Tomasz, its Chief Executive Officer. The agreement provides for an initial annual salary of $250,000, subject to annual review by the Compensation Committee, and an annual bonus at the discretion of the Compensation Committee. The agreement provides for an initial term of three years and subsequent three-year periods unless otherwise terminated; provided, however, that the agreement will expire on Mr. Tomasz's 70th birthday. Upon certain changes in control of the Company or a termination without cause, Mr. Tomasz is entitled to severance in an amount equal to three times his annual salary, plus three times his average bonus over the prior three years. In addition, upon termination, Mr. Tomasz's options and awards under the 1994 Stock Plan, the 1997 Stock Plan and the Deferred Income Plan will fully vest and his other benefits will continue for a period of three years. Severance amounts payable to Mr. Tomasz upon termination will be reduced if such amounts become payable after Mr. Tomasz's 67th birthday. Mr. Tomasz has agreed to a three-year covenant not to compete after termination.

     In February 1997, the Company entered into a written employment agreement with Michael W. Brennan, its Chief Operating Officer. The agreement provides for an initial annual salary of $195,000, subject to annual review by the Compensation Committee, and an annual bonus at the discretion of the Compensation Committee. The agreement provides for an initial term of two years and subsequent two year periods unless otherwise terminated; provided, however, that the agreement will expire on Mr. Brennan's 70th birthday. Upon certain changes in control of the Company or a termination without cause, Mr. Brennan is entitled to severance in an amount equal to two times his annual salary, plus two times his average bonus over the prior two years. In addition, upon termination, Mr. Brennan's options and awards under the 1994 Stock Plan, the 1997 Stock Plan and Deferred Income Plan will fully vest and his other benefits will continue for a period of two years. Severance amounts payable to Mr. Brennan upon termination will be reduced if such amounts become payable after Mr. Brennan's 67th birthday. Mr. Brennan has agreed to a two-year covenant not to compete after termination.


STOCK PERFORMANCE GRAPH

     The incorporation by reference of this Proxy Statement into any document filed with the SEC by the Company shall not be deemed to include the following performance graph unless such graph is specifically stated to be incorporated by reference into such document.

     The following graph provides a comparison of the cumulative total stockholder return among the Company, the Standard & Poor's 500 Index ("S&P 500") and the NAREIT Equity REIT Total Return Index (the "NAREIT Index"), an industry index of 172 tax-qualified equity REITs (including the Company). The comparison is for the period from May 31, 1994 (for the S&P 500 and the NAREIT Index) and June 23, 1994 (for the Company, the date of the Initial Public Offering) to December 31,

1997 and assumes the reinvestment of any dividends. The initial price of the Company's Common Stock shown in the graph below is based upon the price to the public of $23.50 per share in the Initial Public Offering on June 23, 1994.
The Common Stock of the Company was first listed for quotation on the New York Stock Exchange on June 24, 1994. The closing price quoted on the New York Stock Exchange at the close of business on June 24, 1994 was $23-5/8 per share. The NAREIT Index includes REITs with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. Upon written request, the Company will provide stockholders with a list of the REITs included in the NAREIT Index. The historical information set forth below is not necessarily indicative of future performance. The following graph was prepared at the Company's request by Research Holdings Limited, San Francisco, California.


                     COMPARISON OF CUMULATIVE TOTAL RETURN



                                   [GRAPHIC]



                          Cumulative Total Return
              -----------------------------------------------
              6/24/94  12/31/94  12/31/95  12/31/96  12/31/97
              -----------------------------------------------
Company          $100       $87      $110      $161      $204
S&P 500          $100      $102      $133      $173      $231
NAREIT Index     $100       $96      $106      $150      $180

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is composed of two of the Company's independent outside directors, Messrs. Slater and Lesher. The Compensation Committee is responsible for administering the policies which govern the Company's executive compensation.

     Objectives of Executive Compensation. The Compensation Committee has designed its compensation policy to provide the proper incentives to management to maximize the Company's performance in order to serve the best interests of its stockholders. As a result, the Compensation Committee intends to focus on incentive awards, such as stock option grants, restricted stock awards and deferred income awards (as described below), as opposed to large salary increases, to emphasize performance related incentive compensation. The Compensation Committee currently grants stock option and other incentive awards under the 1997 Stock Plan and the Deferred Income Plan .

     The bonuses and incentive awards awarded for 1997 performance to the Chief Executive Officer and the other executive officers were based on the Company's Funds from Operations ("FFO"), an industry recognized measure of a REIT's performance, and officer specific performance objectives, such as individual performance related to same property net operating income growth and investment goals.

     The Company maintains the philosophy that compensation of its executive officers and others should be directly and materially linked to operating performance. To achieve this linkage, executive compensation is weighted towards bonuses paid and incentive awards granted on the basis of the Company's performance. Thus, while annual salary increases are based on personal performance of the executive officers and general economic conditions, annual bonuses and incentive award grants are directly tied to the Company's actual economic performance during the applicable fiscal year.

     Stock options, together with other incentive awards (e.g., restricted stock), are granted to the executives under the provisions of the 1997 Stock Plan. In addition, incentive awards are granted under the Deferred Income Plan. Such incentive awards are granted to provide incentive to improve stockholder value over the long-term and to encourage and facilitate executive stock ownership. Stock options are granted at the market price of the Common Stock at the date of grant to ensure that executives can only be rewarded for appreciation in the price of the Common Stock when the Company's stockholders are similarly benefitted. The Compensation Committee determines those executives who will receive incentive award grants and the size of such awards.

     Compensation Committee Procedures. The Compensation Committee will annually evaluate the personal performance of the Chief Executive Officer and the other executive officers of the

Company, as well as the Company's performance. In setting the salary levels for compensation, the Compensation Committee compares the total annual compensation and stock ownership of the Chief Executive Officer and the other executive officers to the executive compensation of executive officers of other publicly-held REITs. Personal performance can include such qualitative factors as organizational and management development exhibited from year to year. Generally the Compensation Committee will meet prior to the beginning of each fiscal year to establish base salary and performance targets for the upcoming year and will meet again at the beginning of each year to review performance and approve incentive awards for the preceding fiscal year.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company's tax return of compensation over $1 million to any of the named executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company's stockholders. The Compensation Committee's policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible to the extent permitted while simultaneously providing Company executives with appropriate rewards for their performance.

     The Compensation Committee believes that it has designed and implemented a compensation structure which provides appropriate awards and incentives for the Company's executive officers as they work to sustain and improve the Company's overall performance.

     Submitted by the Compensation Committee:

                Robert J. Slater John L. Lesher


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Slater and Lesher. Neither of them has served as an officer of the Company or has any other business relationship or affiliation with the Company, except his service as a director.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     On November 19,1997, the Company exercised an option that was granted on March 19, 1996 to purchase a 100,000 square foot bulk warehouse property located in Indianapolis, Indiana for approximately $3.3 million. The property was purchased from Shadeland III Associates Limited Partnership, of which, one of the Company's Senior Regional Directors was a limited partner. Management of the Company believes the terms of this acquisition were as favorable or more favorable to the Company as could be obtained in an arm's length transaction.

     The Company often obtains title insurance coverage for its properties from Chicago Title Insurance Company ("CTIC"). Mr. Rau, a Director of the Company, became the President, Chief Executive Officer and a Director of CTIC in 1996. Management of the Company believes the terms of the title insurance provided by CTIC to the Company and the premiums therefor are as favorable to the Company as could be obtained from other title insurance companies.

     In 1997, the Company engaged in two transactions for which CB Commercial acted as a broker. The brother of Michael W. Brennan, the Chief Operating Officer and a Director of the Company, is an employee of CB Commercial and received a portion of each brokerage commission paid by the Company to CB Commercial in connection with such transactions. In one transaction, the Company sold a property for total consideration of approximately $12.2 million, of which Mr. Brennan's brother received $13,300. In the other transaction, the Company purchased a portfolio of properties for total consideration of approximately $47.2 million, of which Mr. Brennan's brother received $46,596.

     On April 22, 1993, the Florida Department of Insurance filed a court petition seeking the appointment of a receiver for the liquidation of Dependable Insurance Company, Inc. ("Dependable"), a subsidiary of Riverside Group, Inc., of which Mr. Wilson is the President, Chief Executive Officer and a director. The petition was withdrawn on January 11, 1994, pursuant to a settlement between the Florida Department of Insurance and Dependable. On August 23, 1995, 109 Industrial Company LLC commenced proceedings under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of New York. Mr. Jan Burman, a Senior Regional Director, was the managing member of such entity, which owned three parcels of improved real estate. Such entity was successfully reorganized through such proceedings in December 1996.

     SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table presents information concerning the ownership of Common Stock of the Company and limited partnership units ("Units") of First Industrial, L.P. (which generally are exchangeable on a one-for-one basis, subject to adjustments, for Common Stock) by all directors, the Named Executive Officers, the directors and executive officers as a group and persons or entities known to the Company to be beneficial owners of more than 5% of the Company's Common Stock on March 13, 1998, unless otherwise indicated, based on representations of officers and directors of the Company and filings received by the Company on Schedules 13D and 13G or Form 13F under the Exchange Act.

                              Common Stock/Units
                                 Beneficially
                                    Owned
                              -------------------
                                          Percent
                              Number     of Class
                              ------     --------
Names and Addresses of
   5% Stockholders
   ---------------
Cohen & Steers Capital
Management, Inc.(1)
757 Third Avenue
New York, New York  10017...  3,756,600      10.3%

FMR Corp.(2)
82 Devonshire Street
Boston, Massachusetts  02109  2,454,500       6.7%

Glickenhaus & Co.(3)
Six East 43rd Street
New York, New York  10017...  3,694,500      10.1%

Names and Addresses of
Directors and Officers*
-----------------------

Jay H. Shidler(4)...........  1,288,443       3.5%

Michael T. Tomasz(5)........    441,514       1.2%

John L. Lesher(6)...........     32,728         **

Kevin W. Lynch(7)...........     25,746         **

Michael G. Damone(8)........    217,905         **

John Rau(9).................     34,728         **

Robert J. Slater(10)........     18,495         **

J. Steven Wilson(11)........     32,956         **

Michael W. Brennan(12)......    217,454         **

Michael J. Havala(13).......    155,693         **

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




                                         Common Stock/Units
                                            Beneficially
                                               Owned
                                         -------------------
                                                     Percent
                                         Number     of Class
                                         ------     --------
Gary H. Heigl(14)......................     77,217     **

Johannson L. Yap(15)...................    115,037     **

Anthony Muscatello(16).................    165,916     **

All directors, Named Executive
 Officers and other executive officers
 as a group (21 persons)(17)...........  3,985,616  10.2%

-----------------
* The business address for each of the Directors and executive officers of the Company is 311 South Wacker Drive, Suite 4000, Chicago, Illinois 60606.
**   Less than 1%
(1) Pursuant to a Schedule 13G dated November 5, 1997 filed by Cohen & Steers Capital Management, Inc. ("CSCM"), CSCM has the sole power to dispose of all 3,756,600 shares reported, but has the sole power to vote only 3,316,700 of such shares.
(2)  Pursuant to a Schedule 13G dated February 10, 1998 filed by FMR Corp.,
     FMR Corp. has the sole power to dispose of all 2,454,500 shares reported, but has the sole power to vote only 888,600 of such shares.
(3) Includes 750,700 shares for which Glickenhaus & Co., an investment advisor, has no voting power, as reported in a Schedule 13G dated January 26, 1998.
(4) Includes 910,660 shares held by Shidler Equities L.P., a Hawaii limited partnership owned by Mr. Shidler and Wallette Shidler, 66,984 Units held by Mr. Shidler directly, 254,541 Units held by Shidler Equities, L.P., 1,223 Units held by Mr. and Mrs. Shidler jointly, and 22,079 Units held by Holman/Shidler Investment Corporation. Also includes 15,000 shares which may be acquired by Mr. Shidler upon the exercise of vested options granted under the 1994 Stock Plan at an exercise price of $23,50 per share, an additional 7,500 shares which may be acquired upon the exercise of vested options granted under the 1994 Stock Plan at an exercise price of $18.25 per share, and 10,000 shares which may be acquired upon the exercise of options (which will vest in May 1998) granted under the 1997 Stock Plan at an exercise price of $30.50 per share. Also includes 456 shares of restricted Common Stock issued under the 1997 Stock Plan.
(5) Includes 4,000 shares held by a trust for the benefit of Mr. Tomasz's spouse and 6,200 shares held by a trust for the benefit of Mr. Tomasz's daughters. A relative of Mr. Tomasz is the sole trustee of each of such trusts. Includes 182,000 shares which may be acquired by Mr. Tomasz upon the exercise of vested options granted under the 1994 Stock Plan, consisting of 117,000 shares at an exercise price of $23.50 per share, 35,000 shares at an exercise price of $20.25 per share and 30,000 shares at an exercise price of $22.75 per share. Also includes 60,000 shares which may be acquired by Mr. Tomasz upon the exercise of vested options granted under the 1997 Stock Plan at an exercise price of $30.38. Also includes 25,847 Units. Also includes 25,591 shares of restricted Common Stock issued under the 1997 Stock Plan.

(6) Includes 15,000 shares which may be acquired by Mr. Lesher upon the exercise of vested options granted under the 1994 Stock Plan at an exercise price of $23.50 per share, an additional 7,500 shares which may be acquired upon the exercise of vested options granted under the 1994 Stock Plan at an exercise price of $18.25 per share, and 10,000 shares which may be acquired upon the exercise of options (which will vest in May
     1998) granted under the 1997 Stock Plan at an exercise price of $30.50. Also includes 228 shares of restricted Common Stock under the 1997 Stock Plan.
(7) Includes 15,000 shares which may be acquired by Mr. Lynch upon the exercise of vested options granted under the 1994 Stock Plan at an exercise price of $23.50 per share and 10,000 shares which may be acquired upon the exercise of options (which will vest in May 1998) granted under the 1997 Stock Plan at an exercise price of $30.50 per share. Also includes 228 shares of restricted Common Stock issued under the 1997 Stock Plan.
(8) Includes 3,000 shares held by a trust for the benefit of Mr. Damone's wife. Also includes 57,500 shares which may be acquired by Mr. Damone upon the exercise of vested options granted under the 1994 Stock Plan, consisting of 30,000 shares at an exercise price of $23.50 per share, 20,000 shares at an exercise price of $20.25 per share and 7,500 shares at an exercise price of $22.75 per share. Also includes 10,000 shares which may be acquired upon the exercise of vested options granted under the 1997 Stock Plan at an exercise price of $30.38. Also includes 144,296 Units. Also includes 1,000 shares of restricted Common Stock issued under the 1997 Stock Plan.
(9) Includes 15,000 shares which may be acquired by Mr. Rau upon the exercise of vested options granted under the 1994 Stock Plan at an exercise price of $23.50 per share, an additional 7,500 shares which may be acquired upon the exercise of vested options granted under the 1994 Stock Plan at an exercise price of $18.25 per share and 10,000 shares which may be acquired upon the exercise of options (which will vest in May 1998) granted under the 1997 Stock Plan at an exercise price of $30.50 per share. Also includes 228 shares of restricted Common Stock issued under the 1997 Stock Plan.
(10) Includes 10,000 shares which may be acquired by Mr. Slater upon the exercise of options (which will vest in May 1998) granted under the 1997 Stock Plan at an exercise price of $30.50 per share. Also includes 7,495 shares of restricted Common Stock issued under the 1997 Stock Plan.
(11) Includes 15,000 shares which may be acquired by Mr. Wilson upon the exercise of vested options granted under the 1994 Stock Plan at an exercise price of $23.50 per share, an additional 7,500 shares which may be acquired upon the exercise of vested options granted under the 1994 Stock Plan at an exercise price of $18.25 per share, and 10,000 shares which may be acquired upon the exercise of options (which will vest in May
     1998) granted under the 1997 Stock Plan at an exercise price of $30.50 per share. Also includes 456 shares of restricted Common Stock issued under the 1997 Stock Plan.
(12) Includes 65,000 shares which may be acquired by Mr. Brennan upon the exercise of options granted under the 1994 Stock Plan, consisting of 30,000 shares at an exercise price of $23.50 per share, 15,000 shares at an exercise price of $20.25 per share and 20,000 shares at an exercise price of $22.75 per share. Also includes 45,000 shares which may be acquired by Mr. Brennan upon the exercise of options granted under the 1997 Stock Plan at an exercise price of $30.38. Also includes 3,806 Units and 25,712 shares of restricted Common Stock issued under the 1997 Stock Plan. Does not include 380 shares of Preferred Stock.
(13) Includes 834 shares held in custodial accounts for Mr. Havala's children. Also includes 87,000 shares which may be acquired by Mr. Havala upon the exercise of options granted under the 1994 Stock Plan, consisting of 58,000 shares at an exercise price of $23.50 per share, 15,000 shares at an exercise price of $20.25 per share and 14,000 shares of which at an exercise price of $22.75 per share. Also includes 30,000 shares which may be acquired by Mr. Havala upon the exercise of options granted under the 1997 Stock Plan at an exercise price of $30.38. Also includes 15,967 shares of restricted Common Stock issued under the 1997 Stock Plan. Does not include 500 shares of Preferred Stock.
(14) Includes 12,000 shares which may be acquired by Mr. Heigl upon the exercise of vested options granted under the 1994 Stock Plan at an exercise price of $22.75 per share. Also includes 50,000 shares which may be acquired upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 30,000 shares at an exercise price of $30.38 per share and 20,000 at an exercise price of $28.50 per share. Also includes 8,840 shares of restricted Common Stock issued under the 1997 Stock Plan.
(15) Includes 1,390 shares held in a custodial account for the benefit of Mr. Yap's children. Also includes 52,500 shares which may be acquired by Mr. Yap upon the exercise of options granted under the 1994 Stock Plan, consisting of 30,000 shares at an exercise price of $23.50 per share, 10,000 shares at an exercise price of $20.25 per share and 12,500 shares at an exercise price of $22.75 per share. Also includes 30,000 shares which may be acquired by Mr. Yap upon the exercise of options granted under the 1997 Stock Plan at an exercise price of $30.38. Also includes 1,680 Units. Also includes 9,296 shares of restricted Common Stock to be issued under the 1997 Stock Plan.
(16) Includes 60,000 shares which may be acquired by Mr. Muscatello upon the exercise of options granted under the 1994 Stock Plan, consisting of 30,000 shares at an exercise price of $23.50 per share, 20,000 shares at an exercise price of $20.25 per share and 10,000 shares at an exercise price of $22.75 per share. Includes 20,000 shares which may be required by Mr. Muscatello upon the exercise of options granted under the 1997
     Stock Plan at an exercise price of $30.38. Also includes 81,654 Units. Also includes 3,000 shares of restricted Common Stock issued under the 1997 Stock Plan.
(17) Includes 692,000 shares in the aggregate which may be acquired by directors or executive officers upon the exercise of options granted under the 1994 Stock Plan, consisting of 400,000 shares at an exercise price of $23.50 per share, 30,000 shares at an exercise price of $18.25 per share, 135,000 shares at an exercise price of $20.25 per share and 127,000 shares at an exercise price of $22.75 per share. Includes 395,000 shares in the aggregate which may be acquired by directors and executive officers upon the exercise of options granted under the 1997 Stock Plan, consisting of 315,000 shares at an exercise price of $30.38, 60,000 shares at an exercise price of $30.50 and 20,000 shares at an exercise price of $28.50. Also includes 1,567,944 Units. Also includes 111,248 shares of restricted Common Stock issued under the 1997 Stock Plan. Does not include 880 shares of Preferred Stock in the aggregate owned by certain executive officers and directors of the Company.

                                 PROPOSAL II

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The accounting firm of Coopers & Lybrand L.L.P. has served as the Company's independent auditors since the Company's formation in August 1993. On March 5, 1998, the Board of Directors voted to appoint Coopers & Lybrand L.L.P. as the Company's independent auditors for the current fiscal year. A representative of Coopers & Lybrand L.L.P. will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 1998.

                                 OTHER MATTERS

SOLICITATION OF PROXIES

     The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses

STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 11, 1998, in order to be considered for inclusion in the proxy statement and on the proxy card that will be solicited by the Board of Directors in connection with the 1999 Annual Meeting of Stockholders.

     In addition, the Bylaws of the Company provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting or propose business for consideration at such annual meeting, notice must generally be given to the Secretary of the Company not more than 180 days nor less than 75 days prior to the first anniversary of the preceding year's annual meeting. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

OTHER MATTERS

     The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, it is the intention of the persons named as proxies in the accompanying Proxy Card to vote in their discretion all shares represented by validly executed proxies.

     REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.